Exhibit 99.1

Spring Bank Announces Collaboration with Gilead for Hepatitis B (HBV) Phase 2 Study Exploring Combination Treatment of SB 9200 and Vemlidy®

HOPKINTON, MA, July 10, 2017 – Spring Bank Pharmaceuticals, Inc. (NASDAQ:SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases, and certain cancers today announced a second clinical trial collaboration with Gilead Sciences, Inc. for a clinical study examining the use of Spring Bank’s oral selective immunomodulator, SB 9200, co-administered with Gilead’s Vemlidy® (tenofovir alafenamide) in chronic Hepatitis B (HBV) patients.

“We are excited to be starting a new Phase 2 trial, which will be funded and implemented by Gilead Sciences and has the potential to accelerate the development program of SB 9200 as a potential backbone therapy for treatments focusing on functional cure in HBV,” said Nezam Afdhal M.D., D.Sc., Chief Medical Officer of Spring Bank.

Although direct-acting antiviral drugs are effective in suppressing HBV replication, a functional cure in the treatment of chronic HBV has remained elusive. Spring Bank is developing SB 9200, a novel, selective oral immune-modulator which activates hepatic retinoic acid-inducible gene 1 (RIG-I), for the treatment of chronic HBV with the strategic concept that successful combination therapy for chronic HBV will require immune-modulation for a persistent and durable functional cure. In May 2017, Spring Bank released top-line results from the initial cohort of the Phase 2a segment of the ACHIEVE trial that suggested that a low dose (25mg) of SB 9200 alone may be able to reduce hepatitis B surface antigen (HBsAg) levels in patients with chronic HBV, a critical first step in achieving functional cure.

Dr. Afdhal continued, “We hope the combination of SB 9200 with Vemlidy will be synergistic in reducing HBsAg. This clinical trial partnership with Gilead is a continuation of our strategic efforts to engage in collaborations involving the study of SB 9200 in combination with other compounds against chronic HBV, and is an important next step in defining the most rapid path to potential Phase 3 development of new combination strategies for functional cure of HBV.”

Under the terms of the clinical trial supply and collaboration agreement, Gilead will lead the Phase 2 trial with input from Spring Bank. Spring Bank will supply SB 9200 for the clinical trial.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, SB 9200, for the treatment of viral diseases, including hepatitis B virus (HBV) and other SMNH product candidates, including SB 11285, the company's lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

Statements in this press release about Spring Bank's future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Spring Bank's cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spring Bank's product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank's product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Spring Bank's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (SEC) on February 14, 2017, and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank's views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank's views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank's views as of any date subsequent to the date hereof.

Contact:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

Source: Spring Bank Pharmaceuticals

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